December 23, 1996

                                                                 (logo) EDS

                       Consumer Asset Management Division
                       of Electronic Data Systems Corporation
                       Management Report



The management of the Consumer Asset Management Division of Electronic Data Systems Corporation (the Division) has the responsibility for the Division's compliance with the minimum servicing standards in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (the USAP) for the nine months ended September 30, 1996 and for establishing and maintaining an effective internal control structure over compliance. In addition, as of and for the same period noted above, the Division had in effect a fidelity bond and errors and omissions policy in the amount of $ 10,000,000.

Management has performed an evaluation of the Division's compliance with the requirements and for the period referred to above. Based on this assessment, management asserts that the division has complied with the minimum servicing requirements in the USAP for the nine months ended September, 1996.

Sincerely,
/s/ Samuel C. Brenize
Samuel C. Brenize
Executive Vice President
Consumer Asset Management Division